EXHIBIT 99.3

Amendment dated September 19, 2002 to the Irrevocable Trust Agreement, dated December 14, 2001 by and among Jose F. Serrano Segovia, Ramon Serrano Segovia, Teresa Serrano Segovia, GE Capital Bank, S.A., Institucion de Banca Multiple, GE Grupo Financiero, as Trustee, and Citibank, N.A.

As a result of this amendment, Jose F. Serrano Segovia, Ramon Serrano Segovia and Teresa Serrano Segovia now have each the sole power to vote or direct the vote of the 9,153,000 ADSs and 574,150 Series A Shares of Grupo TMM that were transferred to the irrevocable trust that each individually beneficially owns.